                                                                    EXHIBIT 23.4

                         [LETTERHEAD OF R.W. BECK, INC.]

October 22, 1999

CE Generation, LLC
302 South 36th Street
Suite 400
Omaha, Nebraska 68131

Ladies and Gentlemen:

SUBJECT:     CE GENERATION LLC
             $400,000,000 7.416% SENIOR SECURED BONDS DUE DECEMBER 15, 2018

This letter is furnished relating to the exchange by CE Generation LLC (the "Registrant") of $400,000,000 principal amount of unregistered 7.416% Senior Secured Bonds Due December 15, 2018 (the "Old Securities") for $400,000,000 principal amount of registered 7.416% Senior Secured Bonds Due December 15, 2018 (the "New Securities"), as more fully described in the Registration Statement on Form S-4 dated October 13, filed with the Securities and Exchange Commission by the Registrant (the "Registration Statement"), and prepared in connection with the exchange of the Old Securities.

         R. W. Beck, Inc. ("Beck") was retained by the Registrant to act under the direction of Lehman Brothers and Credit Suisse First Boston Corporation as the Natural Gas Projects Independent Engineer and it has prepared a Natural Gas Projects Independent Engineer's Report dated February 24, 1999 (the "Report") included as Appendix B to the Registration Statement. Concurrence is given to the inclusion of the Report in the Registration Statement and the references to Beck in the Registration Statement under the captions "Risk Factors" and "Natural Gas Projects Independent Engineer".

         Nothing has come to the attention of Beck in relation to the preparation of our Report which would cause it to believe that the Report was, as of its date, inaccurate in any material respect. Changed conditions occurring or becoming known after such date could affect the information presented to the extent of such changes.

Very truly yours,

R. W. BECK, INC.

/s/ Kenneth V. Marino
Principal